Exhibit J

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information and to the incorporation by reference of our report dated September 26, 2008 on the financials statements and financial highlights of the ProFunds, in Post-Effective Amendment Number 63 to the Registration Statement (Form N-1A, No. 333-28330), included in the Annual Report to Shareholders for the fiscal year ended July 31, 2008, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Columbus, Ohio

November 26, 2008